FOR IMMEDIATE RELEASE

HEALTH FITNESS ANNOUNCES RECORD THIRD QUARTER 2006 FINANCIAL RESULTS

          --Company achieves 21.4% increase in total revenue--

          --Health management revenue expanded 61.2%--

          --Gross profit as a percent of revenue increased to 32.3%--

          --Net earnings to common shareholders grew 131.8% to $1.2 million--

MINNEAPOLIS, MN (NOVEMBER 6, 2006) -- Health Fitness Corporation (OTC BB: HFIT), a leading employee health improvement company, today announced financial results for the third quarter and nine months ended September 30, 2006.

For the quarter ended September 30, 2006, revenue increased 21.4% to $16.3 million, from $13.5 million for the same period last year. Gross profit during the quarter increased 50.9% to $5.3 million, from $3.5 million for the same period last year. Operating income increased 126.6% to $2.0 million, from $0.9 million for the same period last year. Net earnings applicable to common shareholders increased 131.8% to $1.2 million, from $0.5 million for the same period last year. Net earnings per diluted share increased to $0.06, from $0.03 for the same period last year.

For the nine months ended September 30, 2006, revenue increased 14.5% to $46.5 million, from $40.6 million for the same period last year. Gross profit increased 25.5% to $13.0 million, from $10.4 million for the same period last year. Operating income increased 7.3% to $3.1 million, from $2.9 million for the same period last year. Net earnings applicable to common shareholders increased 51.0% to $2.5 million, from $1.6 million for the same period last year. Net earnings per diluted share was $0.09, compared to $0.10 for the same period last year. The decrease in earnings per diluted share is attributed to an additional
2.9 million shares issued in connection with the Company's PIPE financing in November 2005, and 847,281 shares issued in connection with the Company's acquisition of HealthCalc.Net, Inc. in December 2005.

"We are very pleased with our record revenue, earnings and strong improvement in gross and operating margins for the third quarter," said Jerry Noyce, Health Fitness Corporation President and CEO. "These results reflect growth in both of our key business areas, including the significant expansion of our higher margin health management program offerings. Specifically, approximately 75% of our growth for the third quarter, compared to last year, is attributed to the growth of our health management business area, which has come from existing and new customers."

"Looking ahead, we are very excited about the direction of this growth. To ensure that future growth opportunities are realized, we will continue to invest in the development of our health management business area, including new staff positions to enhance operations, sales and marketing, new, higher margin programs such as telephonic health advising and coaching, web-based health coaching and the expansion of our on-site health assessment programs," continued Mr. Noyce. "In future quarters, when these anticipated investments are made, our operating margins may be lower than current levels, but we believe these investments will better position us for long-term, sustainable revenue and margin growth."

"During the third quarter of 2006, we won two new contracts within our health management business area, which may realize incremental annualized revenue of approximately $1.0 million. Within our fitness management business area, we won three new contracts, which may realize incremental

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annualized revenue of approximately $0.5 million. This new business is in addition to the potential annualized revenue of $6.4 million and $2.7 million from health and fitness management contracts, respectively, that we previously reported through the first six months ended June 30, 2006. The combined total for new annualized revenue will be offset by a potential annualized revenue loss of $1.2 million from 2006 contract cancellations."

"Our balance sheet continues to strengthen, with cash of $0.7 million, working capital of $6.9 million, which is an increase of $2.0 million since December 31, 2005, no long-term debt and a $12.8 million increase in stockholders' equity since December 31, 2005. Because of our strong balance sheet, our internal resources are adequate to fund the investments we are making to enhance the growth and profitability of our business."

Mr. Noyce concluded, "As we continue to expand client base, we believe our future growth will come organically through existing and new health management programs, our existing fitness management customers who desire to move toward an integrated employee health improvement program and international expansion as our multi-national customers begin to offer our services to their entire work force. We are very excited about fulfilling our mission to help our customers manage their healthcare costs by improving the health and well-being of their employees."

FINANCIAL HIGHLIGHTS FOR THE THIRD QUARTER OF 2006

     - Health management revenue grew 61.2% to $5.7 million, from $3.5 million for the same period last year. Of this $2.2 million in revenue growth, HealthCalc contributed approximately $0.5 million, or 23.7%. Compared to revenue of $5.0 million for the second quarter of 2006, health management revenue grew 14.5%.

     - Fitness management revenue grew 7.2% to $10.7 million, from $9.9 million for the same period last year. Compared to revenue of $10.6 million for the second quarter of 2006, fitness management revenue grew 0.4%.

     - As a result of the growth in our health management business area, our total revenue of $16.3 million for the third quarter represents a 4.9% increase over total revenue of $15.6 million for our second quarter ended June 30, 2006.

     - For the third quarter, gross profit as a percent of revenue increased to 32.3%, from 26.0% for the same period last year. Gross profit for the three months ended September 30, 2006 and 2005 included a $313,000 and $225,000 benefit, respectively, related to a refund of workers compensation premiums for our 2005 and 2004 plan years. Excluding the effect of these premium refunds, gross profit as a percent of revenue would be 30.4% and 24.3% for the quarters ending September 30, 2006 and 2005, respectively.

     - Operating expenses as a percent of revenue increased to 20.0% from 19.4% for the same period last year. This increase is primarily due to an increase in our salaries expense, which is attributed to our investment in 2005 to hire additional staff to execute our health management business plan, our acquisition of HealthCalc in December 2005 and stock option compensation expense. These expense increases were partially offset by a decrease in amortization expense related to a prior acquisition.

     - Operating margin increased to 12.3% for the third quarter, up from 6.6% for the same period last year. Excluding stock option compensation expense of approximately $0.1 million, operating margin was 12.7% for the three months ended September 30, 2006.

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FINANCIAL HIGHLIGHTS FOR NINE MONTHS ENDED SEPTEMBER 30, 2006 COMPARED TO THE
SAME PERIOD LAST YEAR.

     - Health management revenue grew 41.9% to $14.9 million, from $10.5 million. Fitness management revenue grew 4.9% to $31.6 million, from $30.1 million.

     - Of the $4.4 million revenue growth over 2005 for our health management business area, $1.5 million, or 34.0%, is attributed to HealthCalc, and $2.9 million is attributed to new contracts and incremental business from existing contracts. The growth we've experienced in our fitness management business area is primarily attributed to new contracts and lower contract attrition compared to 2005.

     - Gross profit as a percent of revenue increased to 28.1%, from 25.6% for the same period last year. This increase is predominantly driven by the increase in health management revenue discussed above. Gross profit for the nine months ended September 30, 2006 and 2005 included a $313,000 and $225,000 benefit, respectively, related to a refund of workers compensation premiums for our 2005 and 2004 plan years. Excluding the effect of these premium refunds, gross profit as a percent of revenue would be 27.4% and 25.0% for the nine months ending September 30, 2006 and 2005, respectively.

     - Operating expenses as a percent of revenue increased to 21.5% from 18.5% for the same period last year. This increase is primarily due to an increase in salaries expense, which is attributed to our investment in 2005 to hire additional staff to execute our health management business plan, our acquisition of HealthCalc in December 2005 and stock option compensation expense. These expense increases were partially offset by a decrease in amortization expense related to a prior acquisition.

     - Operating margin for the period was 6.6%, down from 7.1% for the same period last year. Excluding stock option compensation expense of $0.3 million, operating margin was 7.3% for the nine months ended September 30, 2006.

CONFERENCE CALL

Health Fitness Corporation will host a conference call today, November 6, 2006 at 2:00 p.m. Pacific (5:00 p.m. Eastern). Participating in the call will be Jerry Noyce, President and Chief Executive Officer, and Wes Winnekins, Chief Financial Officer. To listen to the call from the U.S. dial 1-800-811-8824; internationally, dial 1-913-981-4903. The call will also be broadcast live over the Internet, which is accessible through the Investor Relations section of the Company's website at www.hfit.com, where the call will be archived for 30 days.

ABOUT THE COMPANY

Health Fitness Corporation is a leading provider of employee health improvement services to corporations, hospitals, and communities. Serving clients for over 30 years, HFC provides fitness and health management services to more than 400 on-site and remote locations across the U.S. and Canada. For more information about Health Fitness Corporation, go to www.hfit.com.

FORWARD LOOKING STATEMENTS

Certain statements in this release, including, without limitation, those relating to management's belief that anticipated operational investments will better position the Company for long-term sustainable revenue and margin growth, and that growth will come organically from a number of areas , are forward-looking statements. In addition, the estimated annualized revenue value of our new and lost contracts is a forward looking statement, which is based upon an estimate of the anticipated annualized

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revenue to be realized or lost. Such information should be used only as an indication of the activity we have recently experienced in our two business areas. These estimates, when considered together, should not be considered an indication of the total net, incremental revenue growth we expect to generate in 2006, or in any year, as actual net growth may differ from these estimates due to actual staffing levels, participation rates and contract duration, in addition to other revenue we may lose in the future due to contract termination. Any statements that are not based upon historical facts, including the outcome of events that have not yet occurred and our expectations for future performance, are forward-looking statements. The words "believe," "estimate," "expect," "intend," "may," "could," "will," "plan," "anticipate," and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, our inability to deliver the health management services demanded by major corporations, our inability to successfully cross-sell health management services to our fitness management clients, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission including our Form 10-K for 2005 as filed with the SEC. You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

Financial tables follow...
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HEALTH FITNESS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

                                          Three Months Ended          Nine Months Ended
                                            September 30,               September 30,
                                      -------------------------   -------------------------
                                          2006          2005          2006          2005
                                      -----------   -----------   -----------   -----------
REVENUE                               $16,340,380   $13,464,278   $46,482,771   $40,607,994
COSTS OF REVENUE                       11,061,752     9,965,464    33,439,649    30,216,762
                                      -----------   -----------   -----------   -----------
GROSS PROFIT                            5,278,628     3,498,814    13,043,122    10,391,232
OPERATING EXPENSES
   Salaries                             2,045,284     1,449,297     6,187,653     4,243,782
   Other selling, general and
      administrative                    1,133,118       945,540     3,471,455     2,625,037
   Amortization of acquired
      intangible assets                    96,986       220,095       313,058       659,432
                                      -----------   -----------   -----------   -----------
      Total operating expenses          3,275,388     2,614,932     9,972,166     7,528,251
                                      -----------   -----------   -----------   -----------
OPERATING INCOME                        2,003,240       883,882     3,070,956     2,862,981

OTHER INCOME (EXPENSE)
   Interest expense                        (1,681)        4,035        (5,831)      (24,214)
   Change in fair value of warrants            --            --       841,215            --
   Other, net                              (2,529)       (2,404)        7,532        (4,394)
                                      -----------   -----------   -----------   -----------
EARNINGS BEFORE INCOME TAXES            1,999,030       885,513     3,913,872     2,834,373
INCOME TAX EXPENSE                        825,189       354,206     1,352,884     1,133,749
                                      -----------   -----------   -----------   -----------
NET EARNINGS                            1,173,841       531,307     2,560,988     1,700,624
   Dividend to preferred
      shareholders                             --        24,819        96,410        68,019
                                      -----------   -----------   -----------   -----------
NET EARNINGS APPLICABLE TO COMMON
   SHAREHOLDERS                       $ 1,173,841   $   506,488   $ 2,464,578   $ 1,632,605
                                      ===========   ===========   ===========   ===========
NET EARNINGS PER SHARE:
   Basic                              $      0.06   $      0.04   $      0.14   $      0.13
   Diluted                            $      0.06   $      0.03   $      0.09   $      0.10
WEIGHTED AVERAGE COMMON SHARES:
   Basic                               18,963,948    12,836,971    17,665,550    12,704,035
   Diluted                             19,550,662    16,662,753    19,680,363    16,633,799

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HEALTH FITNESS CORPORATION
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                  September 30,   December 31,
                                                       2006           2005
                                                  -------------   ------------
ASSETS

CURRENT ASSETS
   Cash                                            $   713,043    $ 1,471,505
   Trade and other accounts receivable, less
      allowances of $180,000 and $200,700           10,840,104      8,839,046
   Prepaid expenses and other                        1,026,142        509,273
   Deferred tax assets                                 347,700        337,800
                                                   -----------    -----------
      Total current assets                          12,926,989     11,157,624

PROPERTY AND EQUIPMENT, net                            537,521        347,820

OTHER ASSETS
   Goodwill                                         13,020,290     12,919,689
   Software, less accumulated amortization of
      $265,500 and $0                                1,774,061      1,762,000
   Customer contracts, less accumulated
      amortization of $1,796,100 and $1,626,100         18,890        188,889
   Trademark, less accumulated amortization of
      $221,500 and $147,000                            271,620        346,057
   Other intangible assets, less accumulated
      amortization of $149,300 and $88,000             379,774        441,086

   Deferred tax assets                                 394,760        374,500
   Other                                                29,604         47,105
                                                   -----------    -----------
                                                   $29,353,509    $27,584,770
                                                   ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Trade accounts payable                          $   874,562    $   687,125
   Accrued salaries, wages, and payroll taxes        2,144,943      2,693,927
   Other accrued liabilities                         1,009,626        763,115
   Accrued self funded insurance                       344,288        250,000
   Deferred revenue                                  1,681,077      1,868,446
                                                   -----------    -----------
      Total current liabilities                      6,054,496      6,262,613

LONG-TERM OBLIGATIONS                                       --             --

COMMITMENTS AND CONTINGENCIES                               --             --

WARRANT OBLIGATION                                          --      2,210,889

PREFERRED STOCK, $0.01 par value, 10,000,000
   shares authorized, 0 and 1,000 shares issued
   and outstanding                                          --      8,623,546

STOCKHOLDERS' EQUITY
   Common stock, $0.01 par value; 50,000,000
      shares authorized; 19,001,771 and
      13,787,349 shares issued and outstanding         190,017        137,874
   Additional paid-in capital                       25,921,323     15,625,425
   Accumulated comprehensive income                        (85)         1,245
   Accumulated deficit                              (2,812,242)    (5,276,822)
                                                   -----------    -----------
                                                    23,299,013     10,487,722
                                                   -----------    -----------
                                                   $29,353,509    $27,584,770
                                                   ===========    ===========

CONTACTS:
Wes Winnekins, CFO                                                    John Mills
Health Fitness Corporation                        Integrated Corporate Relations
(952) 897-5275                                                    (310) 954-1105